UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

MAY 11, 2005

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-25717 (Commission File Number)	86-0876964 (I.R.S. Employer Identification No.)

1100 Louisiana, Suite 4400, Houston, Texas (Address of principal executive offices)	77002 (Zip Code)

(832) 204-2700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 4, 2005, Petrohawk Energy Corporation, a Delaware corporation (“Petrohawk”), and Mission Resources Corporation, a Delaware corporation (“Mission”), announced the execution of an Agreement and Plan of Merger, dated as of April 3, 2005, by and among Petrohawk, Mission, and Petrohawk Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Petrohawk, pursuant to which Petrohawk has agreed to purchase all of the issued and outstanding shares of Mission common stock. In connection therewith, Petrohawk is filing Mission’s historical financial information and Petrohawk’s pro forma financial information as though the pending merger had been completed as of the dates indicated.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business to be Acquired.

     Following are Mission’s consolidated financial statements as of December 31, 2003 and 2004 and related notes, as contained in Mission’s Annual Report on Form 10-K/A for the period ended December 31, 2004 (File No. 000-09498).

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Mission Resources Corporation:
      We have audited the accompanying consolidated balance sheets of Mission Resources Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income or loss, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mission Resources Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
      As discussed in note 2 to the consolidated financial statements, effective January 1, 2003, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. As discussed in note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Mission Resources Corporation’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 7, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
KPMG LLP
Houston, Texas
March 7, 2005

MISSION RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2004	2003

	(Amounts in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,975	$2,234
Cash held for reinvestment	—	24,877
Accounts receivable	4,953	6,327
Accrued revenues	12,175	8,417
Current deferred income taxes	3,644	3,076
Prepaid expenses and other	2,039	2,523

Total current assets	28,786	47,454

PROPERTY, PLANT AND EQUIPMENT, at cost:
Oil and gas properties (full cost) Unproved properties of $8,858 and $6,123 excluded from amortization as of December 31,2004 and 2003, respectively	891,147	805,900
Asset retirement cost	18,034	10,987
Accumulated depreciation, depletion and amortization	(571,254)	(514,759)

Net property, plant and equipment	337,927	302,128
Leasehold, furniture and equipment	5,610	4,405
Accumulated depreciation	(2,831)	(2,065)

Net leasehold, furniture and equipment	2,779	2,340

OTHER ASSETS	8,411	5,404

	$377,903	$357,326

See Notes to Consolidated Financial Statements.

MISSION RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS — (Continued)

	December 31,	December 31,
	2004	2003

	(Amounts in thousands, except
	share information)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,470	$8,864
Accrued liabilities	13,207	9,131
Interest payable	3,381	3,425
Commodity derivative liabilities	10,477	8,597
Current portion of asset retirement obligation	2,512	1,160

Total current liabilities	39,047	31,177

LONG-TERM DEBT:
Term loan facility	25,000	80,000
Revolving credit facility	15,000	—
Senior 9 7/8% notes due 2011	130,000	—
Senior subordinated 10 7/8% Notes due 2007, plus $1,070 of unamortized premium	—	118,496

Total long-term debt	170,000	198,496
LONG-TERM LIABILITIES:
Commodity derivative liabilities, excluding current portion	1,482	80
Deferred income taxes	20,003	20,346
Other liabilities	—	130
Asset retirement obligation, excluding current portion	35,366	32,157

Total long-term liabilities	56,851	52,713
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; none issued or outstanding at December 31, 2004 and 2003	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized, 41,416,671 and 28,017,636 shares issued at December 31, 2004 and December 31, 2003, respectively	418	284
Additional paid-in capital	208,740	172,532
Retained deficit	(87,283)	(90,232)
Treasury stock, at cost, of 389,323 shares at December 31, 2004 and 2003	(1,937)	(1,937)
Other comprehensive income (loss), net of taxes	(7,933)	(5,707)

Total stockholders’ equity	112,005	74,940

	$377,903	$357,326

See Notes to Consolidated Financial Statements.

MISSION RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2003	2002

	(Amounts in thousands, except per share data)
REVENUES:
Oil and gas revenues	$128,707	$99,357	$112,879
Gain (loss) on extinguishment of debt	(2,606)	23,476	—
Interest and other income (expense)	(461)	1,141	(7,415)

	125,640	123,974	105,464

COSTS AND EXPENSES:
Lease operating expenses	29,060	32,728	43,222
Taxes other than income	9,400	8,251	9,246
Transportation costs	346	349	834
Asset retirement obligation accretion expense	1,202	1,263	—
Depreciation, depletion and amortization	44,229	38,501	43,291
Impairment expense	—	—	16,679
Loss on sale of assets	—	—	2,645
General and administrative expenses	16,871	10,856	12,758
Interest and related expenses	19,818	25,565	26,853

	120,926	117,513	155,528

Income (loss) before income taxes and cumulative effect of a change in accounting	4,714	6,461	(50,064)
Income tax expense (benefit)	1,765	2,358	(11,580)

Income (loss) before cumulative effect of a change in accounting method	2,949	4,103	(38,484)

Cumulative effect of a change in accounting method, net of tax of $935	—	1,736	—

Net income (loss)	$2,949	$2,367	$(38,484)

Income (loss) per share before cumulative effect of a change in accounting method	$0.08	$0.17	$(1.63)

Income (loss) per share before cumulative effect of a change in accounting method — diluted	$0.07	$0.17	$(1.63)

Net income (loss) per share	$0.08	$0.10	$(1.63)

Net income (loss) per share — diluted	$0.07	$0.10	$(1.63)

Weighted average common shares Outstanding	38,529	23,696	23,586

Weighted average common shares outstanding — diluted	40,456	24,737	23,586

See Notes to Consolidated Financial Statements.

MISSION RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME OR LOSS

						Other
	Common Stock		Preferred Stock		Additional	Comprehensive		Treasury Stock
					Paid-in	Income	Retained
	Shares	Amount	Shares	Amount	Capital	(Loss)	Deficit	Shares	Amount	Total

	(Amounts in thousands)
December 31, 2001	23,897	$239	—	$—	$163,735	$2,286	$(54,115)	(311)	$(1,905)	$110,240
Compensation expense — stock options	—	—	—	—	102	—	—	—	—	102
Comprehensive loss:
Net loss	—	—	—	—	—	—	(38,484)	—	—	(38,484)
Hedge activity	—	—	—	—	—	(6,481)	—	—	—	(6,481)

Total comprehensive Loss										(44,965)

December 31, 2002	23,897	239	—	—	163,837	(4,195)	(92,599)	(311)	(1,905)	65,377
Stock options exercised and related tax effects	10	—	—	—	10	—	—	—	—	10
Issuance of common stock related to debt retirement	4,500	45	—	—	8,685	—	—	—	—	8,730
Acquired treasury stock	—	—	—	—	—	—	—	(78)	(32)	(32)
Comprehensive income:
Net income	—	—	—	—	—	—	2,367	—	—	2,367
Hedge activity	—	—	—	—	—	(1,512)	—	—	—	(1,512)

Total comprehensive income	—	—	—	—	—	—	—	—	—	855

December 31, 2003	28,407	284	—	—	172,532	(5,707)	(90,232)	(389)	(1,937)	74,940
Stock options exercised and related tax effects	837	8	—	—	2,772	—	—	—	—	2,780
Issuance of common stock related to debt retirement	12,562	126	—	—	29,427	—	—	—	—	29,553
Stock issuance fees	—	—	—	—	(111)	—	—	—	—	(111)
Compensation expense — stock options	—	—	—	—	4,120	—	—	—	—	4,120
Comprehensive income:
Net income	—	—	—	—	—	—	2,949	—	—	2,949
Hedge activity	—	—	—	—	—	(2,226)	—	—	—	(2,226)

Total comprehensive income	—	—	—	—	—	—	—	—	—	723

December 31, 2004	41,806	$418	—	$—	$208,740	$(7,933)	$(87,283)	(389)	$(1,937)	$112,005

See Notes to Consolidated Financial Statements.

MISSION RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2003	2002

	(Amounts in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$2,949	$2,367	$(38,484)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	44,229	38,501	43,291
Gain on interest rate swap	—	(520)	(2,248)
Loss (gain) on commodity hedges	(108)	(985)	9,050
Cumulative effect of a change in accounting method, net of deferred tax	—	1,736	—
Amortization of deferred financing costs and bond premium	1,648	2,160	2,794
Loss (gain) on extinguishment of debt	2,606	(23,476)	—
Asset retirement accretion expense	1,202	1,263	—
Impairment expense	—	—	16,679
Compensation expense-stock options	4,120	—	102
Deferred taxes	1,468	2,082	(10,846)
Other	388	(267)	553
Changes in assets and liabilities, net of acquisition:
Accounts receivable and accrued revenues	(2,825)	4,188	4,364
Prepaid expenses and other	440	(272)	2,473
Accounts payable and accrued liabilities	4,500	(4,248)	(17,913)
Abandonment costs	(2,028)	(3,550)	(2,593)
Other	89	(90)	—

NET CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	58,678	18,889	7,222

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of oil and gas properties	(41,488)	(1,570)	(850)
Proceeds on sale of oil and gas properties, net	13,030	28,090	60,396
Proceeds on sale of other assets, net	—	850	—
Additions to oil and gas properties	(45,420)	(32,893)	(20,589)
Additions to leasehold, furniture and equipment	(1,205)	(930)	(198)
Distribution from equity investment	178	—	—

NET CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES	(74,905)	(6,453)	38,759

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	201,500	80,000	21,000
Repayment of borrowings	(200,511)	(71,700)	(56,000)
Net proceeds from issuance of common stock	1,463	4	—
Cash held for reinvestment	24,877	(24,877)	—
Credit facility costs	(7,361)	(4,976)	(237)

NET CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	19,968	(21,549)	(35,237)

Net increase (decrease) in cash and cash equivalents	3,741	(9,113)	10,744
Cash and cash equivalents at beginning of period	2,234	11,347	603

Cash and cash equivalents at end of period	$5,975	$2,234	$11,347

See Notes to Consolidated Financial Statements.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements

1.	Organization
      Mission Resources Corporation (the “Company” or “Mission”) is an independent oil and gas exploration and production company. We develop and produce crude oil and natural gas. Mission’s balanced portfolio comprises assets located in the Permian Basin (West Texas and Southeast New Mexico), along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico. Our operational focus is on property enhancement through development drilling, operating cost reduction, low to moderate risk exploration, asset redeployment and acquisitions of properties in the right circumstances.

2.	Summary of Significant Accounting Policies

Principles of Consolidation
      The consolidated financial statements include the accounts of Mission Resources Corporation and its wholly owned subsidiaries. Mission owns a 26.6% interest in the White Shoal Pipeline Corporation that is accounted for using the equity method. Mission’s net investment of approximately $237,000 at December 31, 2004 is included in the other assets line of the Consolidated Balance Sheet. Mission had a 10.1% ownership in the East Texas Salt Water Disposal Company that was accounted for using the cost method. It was reported at $861,000 in the other assets line of the Consolidated Balance Sheet at December 31, 2002. This interest was sold in December 2003 in connection with the sale of several oil and gas properties in the East Texas area.

Oil and Gas Properties
      Full Cost Pool — The Company utilizes the full cost method to account for its investment in oil and gas properties. Under this method, all costs of acquisition, exploration and development of oil and gas reserves (including such costs as leasehold acquisition costs, geological expenditures, dry hole costs and tangible and intangible development costs and direct internal costs) are capitalized as the cost of oil and gas properties when incurred. Direct internal costs that are capitalized are primarily the salary and benefits of geologists, landmen and engineers directly involved in acquisition, exploration and development activities, and amounted to $2.1 million, $1.8 million, and $1.3 million in the years ended December 31, 2004, 2003 and 2002, respectively
      Depletion — The cost of oil and gas properties, the estimated future expenditures to develop proved reserves, and estimated future abandonment, site remediation and dismantlement costs are depleted and charged to operations using the unit-of-production method based on the ratio of current production to proved oil and gas reserves as estimated by independent engineering consultants as of the beginning of the reporting period. Depletion expense per thousand cubic feet of gas equivalent (“MCFE”) was approximately $1.80 in 2004, $1.65 in 2003, and $1.29 in 2002.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      Unproved Property Costs — Costs directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined whether or not proved reserves can be assigned to the properties or whether impairment has occurred. The following table shows, by category of cost and date incurred, the domestic unproved property costs excluded from amortization (amounts in thousands):

			Total at
	Leasehold	Exploration	December 31,
Costs Incurred During Periods Ended:	Costs	Costs	2004

December 31, 2004	$1,626	$2,997	$4,623
December 31, 2003	261	—	261
December 31, 2002	1,265	—	1,265
December 31, 2001	1,469	—	1,469
Prior	1,240	—	1,240

	$5,861	$2,997	$8,858

      Such unproved property costs fall into four broad categories:

•	Material projects which are in the last one to two years of seismic evaluation;

•	Material projects currently being marketed to third parties;

•	Leasehold and seismic costs for projects not yet evaluated; and

•	Drilling and completion costs for projects in progress at year-end that have not resulted in the recognition of reserves at December 31, 2004. This category of costs will transfer into the full cost pool in 2005.
      Approximately $1.2 million, $2.8 million, and $2.2 million were evaluated and moved to the full cost pool in 2004, 2003 and 2002, respectively.
      Sales of Properties — Dispositions of oil and gas properties held in the full cost pool are recorded as adjustments to net capitalized costs, with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas. Net proceeds from property sales of $13.0 million, $28.1 million and $60.4 million were recorded as adjustments to net capitalized costs during the years 2004, 2003 and 2002, respectively.
      Impairment — To the extent that capitalized costs of oil and gas properties, net of accumulated depreciation, depletion and amortization, exceed the discounted future net revenues of proved oil and gas reserves net of deferred taxes, such excess capitalized costs would be charged to operations as an impairment. Oil and gas prices as of December 31, 2004 were $43.33 per barrel of oil (NYMEX WTI Cushing) and $6.18 per MMBTU of gas (NYMEX Henry Hub). Such closing prices, adjusted to the wellhead to reflect adjustments for marketing, quality and heating content, were used to determine discounted future net revenues for the Company. In addition, the Company adjusted discounted future net revenues to reflect the potential impact of its commodity hedges that qualify for hedge accounting under SFAS No. 133. This adjustment was calculated by taking the difference between the closing NYMEX spot prices and the price ceiling on the Company’s hedges multiplied by the hedged volumes that were included in proved reserves. This calculation resulted in a decrease in discounted future net revenues of $11.0 million because prices prevailing at December 31, 2004 were higher than most of the Company’s price ceilings.
      The Company’s capitalized costs were not in excess of these adjusted discounted future net revenues as of December 31, 2004 and 2003; therefore no impairment was required.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      Any reference to oil and gas reserve information in the Notes to Consolidated Financial Statements is unaudited.

Royalties Payable
      The accrued liabilities line of the Consolidated Balance Sheet includes approximately $3.2 million of royalties that are awaiting completion of title opinions. Upon receipt of the title opinions and executed division orders, Mission will be required to make payment. This liability may increase in size as the well produces or decrease as title opinions are completed and royalties paid. Typically, royalties are paid within one to two months after the production is sold.

Revenue Recognition and Gas Imbalances
      Revenues are recognized and accrued as production occurs. In 2002, no one customer accounted for greater than 10% of oil and gas revenues. In 2003 and 2004, sales to Shell Trading (US) Company totaled approximately $19.7 million and $35.7 million, respectively, and accounted for 21.5% and 26.4%, respectively, of the Company’s oil and gas revenues exclusive of the impact of hedges. Also in 2004, sales to Conoco Phillips Company totaled approximately $16.2 million and accounted for 12.0% of the Company’s oil and gas revenue exclusive of the impact of hedges.
      The Company uses the sales method of accounting for revenue. Under this method, oil and gas revenues are recorded for the amount of oil and natural gas production sold to purchasers. Gas imbalances are created, but not recorded, when the sales amount is not equal to the Company’s entitled share of production. The Company’s entitled share is calculated as the total or gross production of the property multiplied by the Company’s decimal interest in the property. No provision is made unless the gas reserves attributable to a property have depleted to the point that there are insufficient reserves to satisfy existing imbalance positions. Then a payable or a receivable, as appropriate, is recorded equal to the net value of the imbalance. As of December 31, 2004, the Company had recorded a net liability of approximately $850,000, representing approximately 500,000 MCF at an average price of $1.70 per MCF, related to imbalances on properties at or nearing depletion. The net liability accrued as of December 31, 2003, was approximately $1.1 million for approximately 379,000 MCF at an average price of $2.95 per MCF. The gas imbalances were valued using the price at which the imbalance originated if there is a gas balancing agreement or the current price where there is no gas balancing agreement. Reserve reductions on any fields that have imbalances could cause this liability to increase. Settlements are typically negotiated, so the per MCF price for which imbalances are settled could differ among wells and even among owners in one well. Exclusive of the liability recorded for properties at or nearing depletion (see discussion above), the Company’s remaining unrecorded imbalance, valued at current prices, would be approximately a $593,000 liability.

Receivables
      The Company records receivables at their net realizable value with specific write off of receivables that are not deemed to be collectible. Joint interest billing receivables represent those amounts due to the Company as operator of an oil and gas property by the other working interest owners. Since these owners could also be the operator of other properties in which the Company is a working interest owner, the interdependency of the owners tends to assure timely payment. Balances that are past due for more than 90 days and over $30,000 are reviewed for collectibility quarterly, and are charged against earnings when the potential for collection is determined to be remote. The Company recognized such bad debt expense, included in interest and other income on the Consolidated Statement of Operations, of $441,000 and $185,000 related to such receivables for the years ended December 31, 2004 and 2002, respectively. In 2003 the Company made full or partial collection of several previously written off balances for a net gain

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
of approximately $109,000. At December 31, 2004, two outstanding balances account for approximately 25% and 20% of the total receivable balance, respectively, and approximately 51% of that outstanding balance is less than 30 days old. No other customers account for more than 10% of the Company’s outstanding receivables. The Company does not have any off-balance sheet credit exposure related to its customers.
      From time to time, certain other receivables are created and may be significant. At December 31, 2003, the Company had recorded a receivable of approximately $1.5 million from a private oil and gas company representing six months of override revenue. On November 8, 2004, the Company received $1.5 million as full payment of this receivable. At December 31, 2003, the Company had recorded a receivable of approximately $2.4 million from its insurance carrier, representing repair costs incurred as a direct result of hurricane Lili in 2002. In May 2004, the Company received $2.45 million from its insurance carrier as final settlement for this hurricane damage claim.

Cash Held for Reinvestment
      The approximately $24.9 million shown as cash held for reinvestment on the Consolidated Balance Sheet dated December 31, 2003 represents the net proceeds of the oil and gas property sales that were closed during the fourth quarter of 2003. The Company’s credit facility requires that sale proceeds in excess of $5.0 million be reinvested in approved replacement oil and gas properties. The Company reinvested the sale proceeds by acquiring the Jalmat field in the Permian Basin on January 30, 2004.

Other Assets
      The other assets line on the Consolidated Balance Sheet contains items such as deferred financing costs, refundable deposits and equity investments. As of December 31, 2004, $7.6 million, or 90% of the $8.4 million balance in other assets consisted of deferred financing costs. We amortize our deferred financing costs monthly, over the life of the underlying debt agreement, to interest and related expenses. For the year ended December 31, 2004 we amortized $1.7 million of our deferred financing costs.

Income Taxes
      Deferred taxes are accounted for under the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The ultimate realization of deferred tax assets is dependent upon the recognition of future taxable income in periods when the temporary differences are available. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs.

Statement of Cash Flows
      For cash flow presentation purposes, the Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Interest paid in cash for the years ended December 31, 2004, 2003 and 2002, was $17.7 million, $26.7 million, and $26.4 million, respectively. Net cash tax refunds of approximately $0.5 million and $1.8 million were received in the years ended December 31, 2003 and 2002, respectively. Cash taxes of $481,000 were paid in the year ended December 31, 2004.
      The Company issued 16.75 million shares of its common stock in exchange for $40 million of the 10 7/8% senior subordinated notes due 2007 in three separate non cash transactions in December 2003, February 2004 and March 2004.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Benefit Plans
      During 1993, the Company adopted the Mission Resources Simplified Employee Pension Plan (the “Savings Plan”) whereby all employees of the Company are eligible to participate. The Savings Plan is administered by a Plan Administrator appointed by the Company. Eligible employees may contribute a portion of their annual compensation up to the legal maximum established by the Internal Revenue Service for each plan year. The Company matches contributions up to a maximum of 6% each plan year. Employee contributions are immediately vested and employer contributions have a four-year vesting period. Amounts contributed by the Company to the Savings Plan for the years ended December 31, 2004, 2003 and 2002 were approximately $345,000, $335,000, and $96,000, respectively.

Deferred Compensation Plan
      In late 1997, the Company adopted the Mission Deferred Compensation Plan. This plan allowed selected employees the option to defer a portion of their compensation until their retirement or termination. Such deferred compensation was invested in any one or more of six mutual funds managed by a fund manager at the direction of the employees. The market value of these investments was included in current assets at December 31, 2002 and was approximately $419,000. An equivalent liability due to the plan participants was included in current liabilities. In June 2003, the Company terminated the Mission Deferred Compensation Plan, and the fund manager made final distributions of all funds held in the plan to the plan participants. Both the current asset and the current liability of approximately $111,000 related to the plan at the termination date were removed from the Balance Sheet.

Stock-Based Employee Compensation Plans
      At December 31, 2004, the Company has two active stock-based employee compensation plans: the 1996 Stock Incentive Plan and the 2004 Stock Incentive Plan. The 2004 Plan was approved by the Board of Directors on March 4, 2004 and by the Company’s stockholders at the May 19, 2004 annual stockholders’ meeting. One inactive plan, the 1994 Stock Incentive Plan, still has options outstanding that have not expired or been exercised; however, no new options can be granted under the plan. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income for options granted under those plans with an exercise price equal to the market value of the underlying common stock on the date of the grant. Net income would be affected; however, if the exercise price of the option differed from the market price.
      SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation and to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. SFAS No. 148 amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation and FASB Statement No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure to stock-based employee compensation (amounts in thousands, except per share amounts).

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2003	2002

Net income (loss)*
As reported	$2,949	$2,367	$(38,484)
Pro forma	$(919)	$729	$(39,315)
Earnings (loss) per share
As reported	$0.08	$0.10	$(1.63)
Pro forma	$(0.02)	$0.03	$(1.67)
Diluted earnings (loss) per share share
As reported	$0.07	$0.10	$(1.63)
Pro forma	$(0.02)	$0.03	$(1.67)

*	The stock-based employee compensation cost, net of the related tax effects, that would have been included in the determination of net income if the fair value method had been applied to all awards is $3.9 million, $1.6 million and $0.8 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Goodwill
      SFAS No. 142, Goodwill and Other Intangible Assets was approved in June 2001. This pronouncement requires that intangible assets with indefinite lives, including goodwill, cease being amortized and be evaluated on an annual basis for impairment. The Company adopted SFAS No. 142 on January 1, 2002 at which time the Company had unamortized goodwill, related to the Bargo merger, in the amount of $15.1 million and unamortized identifiable intangible assets in the amount of $374,300, all subject to the transition provisions. Upon adoption of SFAS No. 142, $277,000 of workforce intangible assets recorded as unamortized identifiable assets was subsumed into goodwill and was not amortized as it no longer qualified as a recognizable intangible asset.
      The transition and impairment test for goodwill, effective January 1, 2002, was performed in the second quarter of 2002. As of January 1, 2002, the Company’s fair value exceeded the carrying amount; therefore, goodwill was not impaired. Mission designated December 31st as the date for its annual test. Based upon the results of such test at December 31, 2002, goodwill was fully impaired and a write-down of $16.7 million was recorded.
      The changes in the carrying amount of goodwill for the period ended December 31, 2002, are as follows (amounts in thousands):

		Intangible	Total Goodwill
	Goodwill	Assets	and Intangibles

Balance, December 31, 2001	$15,061	$375	$15,436
Transferred to goodwill	277	(277)	—
Amortization of lease	—	(98)	(98)
Merger purchase price allocation adjustments	1,341	—	1,341
Goodwill impairment	(16,679)	—	(16,679)

Balance, December 31, 2002	$—	$—	$—

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Comprehensive Income
      Comprehensive income includes all changes in a company’s equity except those resulting from investments by owners and distributions to owners. The accumulated balance of other comprehensive income related to cash flow hedges, net of taxes, is as follows (in thousands):

Balance at January 1, 2002	$2,286
Net gains (losses) on cash flow hedges	(341)
Reclassification adjustments	(8,323)
Tax effect on hedge activity	2,183

Balance at December 31, 2002	(4,195)
Net gains (losses) on cash flow hedges	(15,755)
Reclassification adjustments	14,991
Tax effect on hedge activity	(748)

Balance at December 31, 2003	(5,707)
Net gains (losses) on cash flow hedges	(20,656)
Reclassification adjustments	19,597
Tax effect on hedge activity	(1,167)

Balance at December 31, 2004	$(7,933)

Derivative Instruments and Hedging Activities
      Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. This statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded at fair value and included in the balance sheet as assets or liabilities. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. Accounting for qualified hedges allows a derivative’s gains and losses to offset related results on the hedged item in the Consolidated Statement of Operations. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in Other Comprehensive Income until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based upon the relative changes in fair value between the derivative contract and the hedged item over time. Any change in the fair value resulting from ineffectiveness, as defined by SFAS No. 133, is recognized immediately in earnings.

Asset Retirement Obligations
      In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which provided accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 requires that the Company record a liability for the fair value of its asset retirement obligation, primarily comprised of its plugging and abandonment liabilities, in the period in which it is incurred if a reasonable estimate of fair value can be made. The liability is accreted at the end of each period through charges to operating expense. The amount of the asset retirement cost is added to the carrying amount of the related asset and this additional carrying amount is depreciated over the life of the asset.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      The Company adopted the provisions of SFAS No. 143 with a calculation effective January 1, 2003. The Company’s assets are primarily working interests in producing oil and gas properties and related support facilities. The life of these assets is generally determined by the estimation of the quantity of oil or gas reserves available for production and the amount of time such production should require. The cost of retiring such assets, the asset retirement obligation, is typically referred to as abandonment costs. The Company hired independent engineers to provide estimates of current abandonment costs on all its properties, applied valuation techniques appropriate under SFAS No. 143, and recorded a net initial asset retirement obligation of $44.3 million on its Consolidated Balance Sheet. An asset retirement cost of $14.4 million was simultaneously capitalized in the oil and gas properties section of the Consolidated Balance Sheet. The adoption of SFAS No. 143 was accounted for as a change in accounting principle. The following table shows the changes in the asset retirement obligation that have occurred since its implementation in 2003 (in thousands):

	Year Ended	Year Ended
Asset Retirement Obligation	December 31, 2004	December 31, 2003

Beginning balance/ Initial Implementation	$33,317	$44,266
Liabilities incurred	9,035	698
Liabilities settled	(2,028)	(9,444)
Liabilities sold	(2,342)	—
Changes in estimates	(1,306)	(3,466)
Accretion expense	1,202	1,263

Ending balance	37,878	33,317
Less: current portion	(2,512)	(1,160)

Long-term portion	$35,366	$32,157

New Accounting Pronouncements
      Staff Accounting Bulletin (“SAB”) No. 106, regarding the application of FASB Statement No. 143, Accounting for Asset Retirement Obligations, by oil and gas producing companies following the full cost accounting method was issued in September 2004. SAB 106 provided an interpretation of how a company, after adopting Statement 143, should compute the full cost ceiling to avoid double-counting the expected future cash outflows associated with asset retirement costs. The provisions of this interpretation have been applied by the Company and has no impact on the financial statements.
      SFAS No. 123R, Share-Based Payments was issued in December 2004. SFAS No. 123R requires public companies to measure the cost of employee services in exchange for an award of equity instruments based on a grant-date fair value of the award (with limited exceptions), and that cost must generally be recognized over the vesting period. SFAS No. 123R amends the original SFAS No. 123 and 95 that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. SFAS No. 123R becomes effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The impact of SFAS No. 123R is dependent upon grants issued and; therefore, cannot be estimated at this time.

Use of Estimates
      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities as well as reserve information which affects the depletion calculation and the computation of the full cost ceiling limitation

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
to prepare these financial statements in conformity with generally accepted accounting principles in the United States. Actual results could differ from these estimates.

Reclassifications
      Certain reclassifications of prior period statements and disclosures have been made to conform to current reporting practices.

3.	Acquisitions and Investments
      During the last three fiscal years, the Company has completed or made the following significant acquisitions and investments:
      On January 30, 2004, the Company closed the $26.6 million acquisition of the Jalmat field in the Permian Basin of New Mexico. On April 13, 2004, the Company acquired an additional 14% working interest in the Jalmat field in Lea County, New Mexico for $3.6 million cash, before customary adjustments. These acquisitions added approximately 34.3 BCFE of proved reserves. After completion of this transaction the Company owns approximately a 94.5% operated working interest in the Jalmat field.
      On December 21, 2004, the Company acquired additional working interests in the Chocolate Bayou, Southwest Lake Boeuf, Backridge and West Lake Verret fields for approximately $11.0 million, before customary adjustments. The net reserves attributable to the interests being acquired are approximately 6 BCFE. The interests acquired approximately double the Company’s current ownership in the fields and the Company is currently the operator of these fields.
      In 2003 spending for oil and gas property acquisitions was approximately $1.5 million. The most significant individual acquisition was that of an additional 13.6% interest in High Island 553 for approximately $621,000. The Company did not make any significant oil and gas property acquisitions during 2002.

4.	Related Party Transactions
      Mr. J. P. Bryan, a member of Mission’s board of directors until October 2002, was Chairman and CEO of Mission from August 1999 through May 2000. Mr. Bryan is also Senior Managing Director of Torch Energy Advisors (“Torch”) and owns shares representing 79.5% of the shares of Torch on a fully diluted basis. In 2002 and 2003, Torch performed services for Mission under various contracts. All contracts with Torch were terminated effective April 1, 2003. The nature of services and amounts of the fees paid to Torch are summarized in the following table (amounts in thousands).

	Years Ended
	December 31,

	2003	2002

Oil and gas marketing(1)	$88	$343
Oil and gas property operations(1)	75	1,400
Contract termination fee: oil and gas property operations	75	—

(1)	Mission formed its own operations and marketing teams which began performing these functions in early 2003.
     Mission currently uses an Oracle platform provided by P2 Energy Solutions under a July 2002 hosting agreement. Torch owns 21.2% of P2 Energy Solutions as the result of a January 15, 2003 merger of its Novistar subsidiary with Paradigm Technologies, a Petroleum Place company, that created P2 Energy Solutions. Mission paid hosting fees of $415,000, $667,000 and $373,000 in the years ended December 31, 2004, 2003 and 2002, respectively.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      In July 2002, Mission sold interests in several properties located in New Mexico to Chisos, LTD (“Chisos”). J.P. Bryan is the President and sole owner of Chisos. The $4.0 million bid from Chisos exceeded the highest of the three other bids by $250,000 and provided Mission a non-competition agreement in New Mexico, a one-year right to participate in developmental drilling and a one-year right to participate in any preferential rights events. These considerations were not offered to Mission by any other bidder.
      A $250,000 payment under a non-compete agreement was paid in the second quarter of 2002 to Tim J. Goff, Bargo’s former Chief Executive Officer and former member of Mission’s board of directors.
      In connection with the reorganization of the Mission’s management team in 2002, the Company entered into separation agreements with each of Douglas G. Manner, Jonathan M. Clarkson, and Daniel P. Foley, on July 31, 2002, September  20, 2002, and November 15, 2002, respectively. Messrs. Manner, Clarkson and Foley were previously employed by the Company pursuant to employment agreements that provided for the payment of severance upon separation from the Company based on multiples of their current salary at the time of separation. The Company negotiated severance payments for each of Messrs. Manner, Clarkson and Foley that were considerably less than the amounts provided under their respective employment agreements. Under the terms of the separation agreements, the Company paid Messrs. Manner, Clarkson and Foley total payments of $1.3 million, $1.5 million and $450,000, respectively. Of the total $3.3 million, $250,000 was deferred and was amortized to expense over the term of the consulting contract and the remainder was charged to general and administrative expenses in 2002. Messrs. Manner, Clarkson and Foley also surrendered all of their options or rights to acquire the Company’s securities. In addition, the Company agreed to provide Messrs. Manner and Clarkson with certain insurance benefits for up to 24 months after the separation date, and, to the extent the coverage or benefits received are taxable to either of Messrs. Manner or Clarkson, the Company agreed to make them “whole” on a net after-tax basis. Messrs. Manner and Clarkson also agreed to provide certain consulting services to the Company following their separation dates. In January 2003, Mr. Manner received a pay out in the sum of $314,852 from the Company’s Deferred Compensation Plan made up primarily of deferred salary and bonuses under the terms of the plan
      Effective November 17, 2004, the Company entered into a Severance Agreement with Joseph G. Nicknish. Mr. Nicknish previously held the position of Senior Vice President, Operations and Engineering. Pursuant to an employment agreement with Mr. Nicknish, upon separation from the Company, the employment agreement provided for the payment of a severance amount based on multiples of his current salary at the time of separation. Under the terms of the Severance Agreement, the Company agreed to pay Mr. Nicknish a severance amount of $500,000 payable in three equal installments commencing on December 30, 2004 and ending June 30, 2005. Under various programs, Mr. Nicknish had been granted 574,499 options to acquire the Company’s common stock. Upon separation, these options were deemed exercisable for a period equal to the lesser of (i) one year following the separation date or (ii) the remaining term of the applicable option. In addition, the Company agreed to provide Mr. Nicknish with certain insurance benefits for up to 18 months after the separation date.

5.	Stockholders’ Equity

Common and Preferred Stock
      The Certificate of Incorporation of the Company initially authorized the issuance of up to 30,000,000 shares of common stock and 1,000,000 shares of preferred stock, the terms, preferences, rights and restrictions of which are established by the Board of Directors of the Company. In May 2001, the number of authorized shares was increased to 60 million shares of common stock and 5 million shares of preferred stock.

18

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      On May 16, 2001, Bellwether merged with Bargo Energy Company (“Bargo”). The resulting company was renamed Mission Resources Corporation. As partial consideration in the merger, 9.5 million shares of Mission common stock were issued to the holders of Bargo common stock and options. The $80.0 million assigned value of such shares was included in the purchase price.
      On December 17, 2003, the Company entered into a purchase and sale agreement with FTVIPT — Franklin Income Securities Fund and Franklin Custodian Funds — Income Series providing for the issuance of 4.5 million shares of the Company’s common stock in exchange for the surrender by the Franklin entities of $10.0 million aggregate principal amount of the Company’s 10 7/8% Notes due 2007. Accrued interest on the notes to the date of the agreement was paid on April 1, 2004, the regularly scheduled interest payment date for the notes, or upon the occurrence of certain other events
      On February 25, 2004, the Company acquired $15 million of its 10 7/8% Notes due 2007 from Stellar Funding, Ltd. in exchange for 6.25 million shares of the Company’s common stock. On March 15, 2004, the Company acquired an additional $15 million of its 10 7/8% Notes due 2007 from Harbert Distressed Investment Master Fund, Ltd. in exchange for 6.0 million shares of the Company’s common stock.
      On April 8, 2004, Mission issued 312,000 shares of its common stock in lieu of cash to its financial advisors as a fee for services rendered during the debt refinancing discussed below in Note 8. The $1.2 million fair value of this consideration was recorded as deferred financing costs in the other assets line of the Consolidated Balance Sheet.
      Certain restrictions contained in the Company’s loan agreements limit the amount of dividends that may be declared. There is no present plan to pay cash dividends on common stock as the Company intends to reinvest its cash flows for continued growth of the Company.

Shareholder Rights Plan
      In September 1997, the Company adopted a shareholder rights plan to protect Mission’s shareholders from coercive or unfair takeover tactics. Under the shareholder rights plan, each outstanding share of Mission’s common stock and each share of subsequently issued Mission common stock has attached to it one right. The rights become exercisable if a person or group acquires or announces an intention to acquire beneficial ownership of 15% or more of the outstanding shares of common stock without the prior consent of the Company. When the rights become exercisable each holder of a right will have the right to receive, upon exercise of the right, a number of shares of common stock of the Company which, at the time the rights become exercisable, have a market price of two times the exercise price of the right. The Company may redeem the rights for $.01 per right at any time before they become exercisable without shareholder approval. The rights will expire on September 26, 2007, subject to earlier redemption by the board of directors of the Company.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Earnings Per Share
      The following represents the reconciliation of the numerator (income) and denominator (shares) of the earnings per share computation to the numerator and denominator of the diluted earnings per share computation (amounts in thousands, except per share amounts):

	Year Ended December 31, 2004			Year Ended December 31, 2003

	Income	Shares	Per Share	Income	Shares	Per Share

Net income	$2,949			$2,367

Earnings per common share	2,949	38,529	$0.08	2,367	23,696	$0.10
Effect of dilutive securities:
Options	—	1,927	—	—	1,041	—

Earnings per common share — diluted	$2,949	40,456	$0.07	$2,367	24,737	$0.10

	Year Ended December 31, 2002

	Income	Shares	Per Share

Net income (loss)	$(38,484)

Earnings (loss) per common share	(38,484)	23,586	$(1.63)
Effect of dilutive securities:
Options	—	—	—

Earnings (loss) per common share — diluted	$(38,484)	23,586	$(1.63)

      Potentially dilutive options that are not in the money are excluded from the computation of diluted earnings per share because to do so would be antidilutive. For the years ended December 31, 2004, 2003 and 2002, the potentially dilutive options excluded represented 819,498, 1,171,500 and 1,050,500 shares, respectively.
      In periods of loss, the effect of potentially dilutive options that are in the money are excluded from the calculation of diluted earnings per share. For the year ended December 31, 2002, potential incremental shares of 250,000, were excluded.

Treasury Stock
      In September 1998, the Company’s Board of Directors authorized the repurchase of up to $5.0 million of the Company’s common stock. As of December 31, 2002, 311,000 shares had been acquired at an aggregate price of $1.9 million. In the second quarter of 2003, the number of treasury shares increased to 389,323 because 78,323 shares were taken into treasury in lieu of collecting a note receivable valued at approximately $32,000. Treasury shares are valued at the price at which they are acquired, resulting in approximately $1.9 million being reported as a reduction to Stockholders’ Equity as of December 31, 2003 and 2004.

Stock Incentive Plans
      The Company has stock option plans that provide for granting of options for the purchase of common stock to directors, officers and employees of the Company. These stock options may be granted subject to terms ranging from 6 to 10 years at a price equal to the fair market value of the stock at the date of grant. At December 31, 2004, there were 396,500 options available for grants.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      A summary of activity in the stock option plans is set forth below:

		Option Price
		Range
	Number of
	shares	Low	High

Balance at December 31, 2001	3,984,835	$3.34	$12.38
Granted	2,205,000	$0.31	$3.28
Surrendered(1)	(2,974,335)	$2.24	$12.38

Balance at December 31, 2002	3,215,500	$0.31	$10.31
Granted	977,000	$0.38	$2.61
Surrendered	(81,000)	$5.75	$7.63
Exercised	(10,000)	$0.38	$0.38

Balance at December 31, 2003	4,101,500	$0.31	$10.31
Granted	2,474,500	$0.55	$6.23
Surrendered	(51,999)	$0.83	$10.00
Exercised	(837,035)	$0.38	$4.72

Balance at December 31, 2004	5,686,966	$0.31	$10.31

Exercisable at December 31, 2002	1,592,169	$0.31	$10.31
Exercisable at December 31, 2003	2,793,168	$0.31	$10.31
Exercisable at December 31, 2004	4,607,553	$0.31	$10.31

(1)	In 2002, many employees voluntarily surrendered out of the money options.
     Detail of stock options outstanding and options exercisable at December 31, 2004 follows:

	Outstanding			Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining	Exercise		Exercise
Range of Exercise Prices	Number	Life (Years)	Price	Number	Price

1994 Plan $0.47 to $6.375	438,668	7.3	$0.80	438,668	$0.80
1996 Plan $0.38 to $10.00	2,858,799	7.5	$2.21	2,582,135	$2.31
2004 Plan $0.55 to $6.00	2,089,499	9.5	$2.98	1,486,750	$2.36
Non-Statutory Plan $6.23 to $6.23	300,000	9.9	$6.23	100,000	$6.23

Total	5,686,966			4,607,553

      The estimated weighted average fair value per share of options granted during 2004, 2003, and 2002 was $7.64, $2.67, and $0.58, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes calculation was calculated as of year-end for 2002, but quarterly for 2003 and 2004 due to the quarterly reporting requirements of SFAS No. 148.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      The following weighted-average assumptions were used for each calculation

	Stock Price		Average Expected
Period(1)	Volatility	Risk Free Interest Rate	Option Life

2004 Quarter 2	91%	4.8%	10
2004 Quarter 4	56%	4.1%	10
2003 Quarter 1	128%	3.9%	10
2003 Quarter 2	168%	3.9%	10
2003 Quarter 3	102%	4.2%	10
2003 Quarter 4	86%	4.1%	10
2002 Full Year	160%	3.9%	10

(1)	There were no grants requiring Black-Scholes calculations in the first and third quarters of 2004.
     A tax benefit related to the exercise of employee stock options of approximately $1.2 million in 2004 was allocated directly to additional paid in capital. Such benefit was not material in 2003 and 2002.
      Concurrent with the 2001 Bargo merger, all Bellwether employees who held stock options were immediately vested in those options upon closing of the merger. Related to those options, an additional $102,000 of compensation expense was recognized in the year ended December 31, 2002, as a result of staff reductions. The expense was calculated as the excess of the stock price on the merger date over the exercise price of the option.
      On November 5, 2003, the Compensation Committee of the Board of Directors awarded Robert L. Cavnar, our Chairman of the Board, President and Chief Executive Officer, 800,000 share appreciation rights. The rights had an initial value of $0.55 for each right granted, had a term of ten years and fully vest only upon the occurrence of a “change of control” or the termination of Mr. Cavnar’s employment by the Company without “cause” or by Mr. Cavnar for “good reason. On August 4, 2004, the Compensation Committee of the Board of Directors of the Company granted to Mr. Cavnar, a nonqualified option to acquire 800,000 shares of the Company’s common stock. This option was granted to replace the grant of 800,000 share appreciation rights made to Mr. Cavnar in November 2003. The option was granted under the 2004 Incentive Plan, has a term of 10 years, is fully vested and has a strike price of $0.55 per share, which is the same exercise price as the surrendered share appreciation rights. As a result of this option having an exercise price below the market value for the Company’s common stock at the time of issuance, the Company recognized a non-cash compensation expense of approximately $4.1 million ($2.6 million, net of tax) in the third quarter of 2004.

6.	Derivative Instruments and Hedging Activities
      The Company produces and sells crude oil, natural gas and natural gas liquids. As a result, its operating results can be significantly affected by fluctuations in commodity prices caused by changing market forces. The Company periodically seeks to reduce its exposure to price volatility by hedging a portion of its production through swaps, options and other commodity derivative instruments. A combination of options, structured as a collar, is the Company’s preferred hedge instrument because there are no up-front costs and protection is given against low prices. Such hedges assure that Mission receives NYMEX prices no lower than the price floor and no higher than the price ceiling. Hedging activities decreased revenues by $20.7 million, $15.8 million and $342,000 for the years 2004, 2003 and 2002, respectively.
      The Company’s 12-month average realized price, excluding hedges, for natural gas was $0.12 per MCF less than the NYMEX MMBTU price. The Company’s 12-month average realized price, excluding hedges, for oil was $1.47 per BBL less than NYMEX. Realized prices differ from NYMEX as a result of

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
factors such as the location of the property, the heating content of natural gas and the quality of oil. The gas differential stated above excludes the impact the Mist field gas production which is sold at an annually fixed price.
      In May 2002, several existing oil collars were cancelled. New swaps and collars hedging forecasted oil production were acquired. The Company paid approximately $3.3 million to counter parties, the fair value of the oil price collars at that time, in order to cancel the transactions. The cancellation of these hedges did not have an immediate impact on income. As required by SFAS No. 133, $418,000 related to the cancelled hedges had not yet been recognized in earnings. Such amount was amortized from other comprehensive income (“OCI”) over the period of the hedged transactions and has been fully amortized at December 31, 2003 to the interest and other income line of the Statement of Operations.
      In October 2002, the Company elected to de-designate all existing hedges and to re-designate them by applying the interpretations from the FASB’s Derivative Implementation Group issue G-20 (“DIG G-20”). The Company’s previous approach to assessing ineffectiveness excluded time value which was recorded to income currently. By using the DIG G-20 approach, because the Company’s collars and swaps meet specific criteria, the time value component is included in the hedge relationship and is recorded to OCI rather than income which reduces earnings variability. Both the realized and unrealized gains or losses related to these de-designated hedges at October 15, 2002 were amortized over the period of the hedged transactions. The Company’s hedge program resulted in hedge ineffectiveness recognized in the interest and other income line of the Consolidated Statement of Operations of a net gain of $108,000 and $985,000 for the years ended December 31, 2004 and 2003, respectively, and a net loss of $9.1 million for the year ended December 31, 2002.
      As the existing hedges, listed in the tables below, settle over the next two years, gains or losses in OCI will be reclassified. The amount expected to be reclassified over the next twelve months will be a $6.8 million loss.
      The following tables detail the cash flow commodity hedges that were in place at December 31, 2004.

Oil Hedges

				NYMEX	NYMEX
	BBLS			Price Floor	Price Ceiling
Period	per Day	Total BBLS	Type	Avg.	Avg.

First Qtr. 2005	2,500	225,000	Collar	$28.71	$32.78
Second Qtr. 2005	2,000	182,000	Collar	$28.50	$31.82
Third Qtr. 2005	2,000	184,000	Collar	$28.13	$31.04
Fourth Qtr. 2005	2,000	184,000	Collar	$27.75	$30.65
First Qtr. 2006	1,250	112,500	Collar	$30.09	$46.48
Second Qtr. 2006	1,250	113,750	Collar	$30.06	$45.13
Third Qtr. 2006	1,250	115,000	Collar	$29.65	$44.36
Fourth Qtr. 2006	1,250	115,000	Collar	$29.61	$43.41

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Gas Hedges

				NYMEX	NYMEX
	MMBTU			Price Floor	Price Ceiling
Period	per Day	Total MMBTU	Type	Avg.	Avg.

First Qtr. 2005	15,500	1,395,000	Collar	$5.00	$9.75
Second Qtr. 2005	11,500	1,046,500	Collar	$4.91	$6.54
Third Qtr. 2005	11,500	1,058,000	Collar	$4.91	$6.49
Fourth Qtr. 2005	11,500	1,058,000	Collar	$4.91	$7.11
First Qtr. 2006	4,500	405,000	Collar	$5.56	$9.25
Second Qtr. 2006	2,500	227,500	Collar	$5.50	$7.13
Third Qtr. 2006	2,500	230,000	Collar	$5.50	$7.15
Fourth Qtr. 2006	2,500	230,000	Collar	$6.00	$7.08
      The Company may also enter into financial instruments such as interest rate swaps to manage the impact of interest rates. Effective September 22, 1998, the Company entered into an eight and one-half year interest rate swap agreement with a notional value of $80.0 million. Under the agreement, Mission received a fixed interest rate and paid a floating interest rate. In February 2003, the interest rate swap was cancelled and the Company paid $1.3 million to the counter party.

7.	Determination of Fair Values of Financial Instruments
      Fair value for cash, short-term investments, receivables and payables approximates carrying value. The commodity derivatives and the asset retirement obligations are also reflected on the Balance Sheet at fair value. The following table details the carrying values and approximate fair values of the Company’s other investments and long-term debt at December 31, 2004 and 2003 (in thousands):

	December 31, 2004		December 31, 2003

	Carrying	Approximate	Carrying	Approximate
	Value	Fair Value	Value	Fair Value

Assets (Liabilities):
Long-term debt: (See Note 8) Term loan facility	$—	$—	$(80,000)	$(80,000)
Second lien term loan facility	(25,000)	(25,000)	—	—
Senior secured revolving credit facility	(15,000)	(15,000)	—	—
10 7/8% Notes, excluding unamortized premium	—	—	(117,426)	(110,968)
9 7/8% Notes	(130,000)	(138,288)	—	—

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)

8.	Long-Term Debt
      Long-term debt is comprised of the following at December 31, 2004 and 2003 (in thousands):

	December 31,	December 31,
	2004	2003

Term loan facility	$—	$80,000
Second lien term loan facility	25,000	—
Senior secured revolving credit facility(1)	15,000	—
10 7/8% Notes	—	117,426
Unamortized premium on 10 7/8% Notes	—	1,070
9 7/8% Notes	130,000	—

Total debt	$170,000	$198,496

(1)	$34.9 million was available at December, 31, 2004 for additional borrowings under this facility.
     Debt maturities by fiscal year are as follows (amounts in thousands):

2005	$—
2006	—
2007	15,000
2008	25,000
2009	—
Thereafter	130,000

$170,000

2004 Refinancing
      On April 8, 2004, the Company issued $130 million of 9 7/8 Notes due 2011, announced the redemption of its 10 7/8% Notes due 2007 and replaced both its revolving credit facility and its term loan. Those transactions and the details of the resulting debt are discussed below.

9 7/8% Notes
      On April 8, 2004, the Company issued $130.0 million of its 9 7/8% Notes due 2011 which are guaranteed on an unsubordinated, unsecured basis by all of its current subsidiaries. Interest on the notes is payable semi-annually, on each April 1 and October 1, commencing on October 1, 2004.
      A portion of the net proceeds from the offering of the 9 7/8% Notes was set aside to redeem, on May 10, 2004, the $87.4 million aggregate principal amount of the 10 7/8% Notes that remained outstanding. On April 8, 2004, the remainder of the net proceeds from the offering of the 9 7/8% Notes, together with $21.5 million that was advanced under the new senior secured revolving credit facility (as described below) and $25.0 million that was borrowed under the new second lien term loan (as described below), was used to completely discharge all of the Company’s outstanding indebtedness under its prior revolving credit facility and term loan.
      At any time on or after April 9, 2005 and prior to April 9, 2008, the Company may redeem up to 35% of the aggregate original principal amount of the 9 7/8% Notes, using the net proceeds of equity offerings, at a redemption price equal to 109.875% of the principal amount of the 9 7/8% Notes, plus accrued and unpaid interest. On or after April 9, 2008, the Company may redeem all or a portion of the

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
9 7/8% Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if redeemed during the twelve-month period beginning on April 9 of the years indicated below:

Year	Percentage

2008	104.93750%
2009	102.46875%
2010	100.00000%
      If the Company experiences specific kinds of change of control, it may be required to purchase all or part of the 9 7/8% Notes at a price equal to 101% of the principal amount together with accrued and unpaid interest.
      The 9 7/8% Notes contain covenants that, subject to certain exceptions and qualifications, limit the Company’s ability and the ability of certain of its subsidiaries to:

•	incur additional indebtedness or issue certain types of preferred stock or redeemable stock;

•	transfer or sell assets;

•	enter into sale and leaseback transactions;

•	pay dividends or make other distributions on stock, redeem stock or redeem subordinated debt;

•	enter into transactions with affiliates;

•	create liens on its assets;

•	guarantee other indebtedness;

•	enter into agreements that restrict dividends from subsidiaries;

•	make investments;

•	sell capital stock of subsidiaries; and

•	merge or consolidate.
      Standard and Poor’s and Moody’s currently publish debt ratings for the 9 7/8% Notes. Their ratings consider a number of items including the Company’s debt levels, planned asset sales, near-term and long-term production growth opportunities, capital allocation challenges and commodity price levels. Standard & Poor’s rating on the 9 7/8% Notes is “CCC” and Moody’s rating is “Caa2.” A decline in credit ratings will not create a default or other unfavorable change in the 9 7/8% Notes.

Senior Secured Revolving Credit Facility
      On April 8, 2004, the Company entered into a senior secured revolving credit facility led by Wells Fargo Bank, N.A. The facility, which matures on April 8, 2007, is secured by a first priority mortgage and security interest in at least 85% of the Company’s oil and gas properties, all of the ownership interests of all of the Company’s subsidiaries, and the Company’s equipment, accounts receivable, inventory, contract rights, general intangibles and other assets. The facility is also guaranteed by all of the Company’s subsidiaries.
      Availability under the facility, which includes a $3 million subfacility for standby letters of credit, is subject to a borrowing base that is determined at the sole discretion of the facility lenders. The initial borrowing base of the facility was $50 million, of which $30 million was available for general corporate purposes and $20 million was available for the acquisition of oil and gas properties approved by the

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
lenders. The borrowing base is redetermined on each April 1 and October 1. Mission and the lenders each have the option to request one unscheduled interim redetermination between scheduled redetermination dates. On October 1, 2004, it was determined that there would be no change in the borrowing base.
      On April 8, 2004, the Company was advanced $21.5 million under the facility, which amount, together with a portion of the net proceeds from the offering of the 9 7/8% Notes and $25 million that was borrowed under the new second lien term loan (as described below), was used to completely discharge all of the Company’s outstanding indebtedness under its prior revolving credit facility and term loan. At December 31, 2004, $15.0 million in borrowings were outstanding and $34.9 million was available for borrowing ($20 million of which is restricted to the acquisition of oil and gas properties approved by the lenders).
      Advances under the facility bear interest, at the Company’s option, at either (i) a margin (which varies from 25.0 basis points to 125.0 basis points based upon utilization of the borrowing base) over the base rate, which is the higher of (a) Wells Fargo’s prime rate in effect on that day, and (b) the federal funds rate in effect on that day as announced by the Federal Reserve Bank of New York, plus 0.5%; or (ii) a margin (which varies from 175.0 basis points to 275.0 basis points based upon utilization of the borrowing base) over LIBOR. The Company is allowed to prepay any base rate or LIBOR loan without penalty, provided that each prepayment is at least $500,000 and multiples of $100,000 in excess thereof, plus accrued and unpaid interest.
      Standby letters of credit may be issued under the $3 million letter of credit subfacility. Mission is required to pay, to the issuer of the letter of credit, with respect to each issued letter of credit, (i) a per annum letter of credit fee equal to the LIBOR margin then in effect multiplied by the face amount of such letter of credit plus (ii) an issuing fee of the greater of $500 or 12.5 basis points.
      The facility requires the Company to hedge forward, on a rolling 12-month basis, at least 50% of proved producing volumes projected to be produced over the following 12 months. The Company is also required to hedge forward, on a rolling 12-month basis, at least 25% of proved producing volumes projected to be produced over the succeeding 12-month period. Any time that Mission has borrowings under the facility in excess of 70% of the borrowing base available for general corporate purposes, the agent under the facility may require Mission to hedge a percentage of projected production volumes on terms acceptable to the agent.
      The facility also contains the following restrictions on hedging arrangements and interest rate agreements: (i) the hedge provider must be a lender under the facility or an unsecured counterparty acceptable to the agent under the facility; and (ii) total notional volume must be not more than 75% of scheduled proved producing net production quantities in any period or, with respect to interest rate agreements, notional principal amount must not exceed 75% of outstanding loans, including future reductions in the borrowing base.
      The facility contains the following covenants which are considered important to Mission’s operations. At December 31, 2004, the Company was in compliance with each of the following covenants:

•	Maintain a current ratio of consolidated current assets (as defined in the facility) to consolidated current liabilities (as defined in the facility) of not less than 1.0 to 1.0;

•	Maintain (on an annualized basis until the passing of four fiscal quarters and thereafter on a rolling four quarter basis) an interest coverage ratio (as defined in the facility) of no less than (i) 2.50 for June 30, 2004 through December 31, 2004, (ii) 2.75 for March 31, 2005 through June 30, 2005, and (iii) 3.0 for September 30, 2005 and thereafter;

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)

•	Maintain (on an annualized basis until the passing of four fiscal quarters and thereafter on a rolling four quarter basis) a leverage ratio (as defined in the facility) of no more than (i) 3.75 for June 30, 2004 through September 30, 2004, and (ii) 3.5 for December 31, 2004 and thereafter; and

•	Maintain a tangible net worth (as defined in the facility) of not less than 85% of tangible net worth at March 31, 2004, plus 50% of positive net income after tax distributions, plus 100% of equity offerings after March 31, 2004, excluding any asset impairment charges.
      The facility also includes restrictions with respect to changes in the nature of the Company’s business; sale of all or a substantial or material part of its assets; mergers, acquisitions, reorganizations and recapitalizations; liens; guarantees; debt; leases; dividends and other distributions; investments; debt prepayments; sale-leasebacks; capital expenditures; lease expenditures; and transactions with affiliates.

Second Lien Term Loan
      On April 8, 2004, Mission entered into a second lien term loan with a syndicate of lenders arranged by Guggenheim Corporate Funding, LLC. The loan, which matures on April 8, 2008, is secured by a second priority security interest in the assets securing the senior secured revolving credit facility. The facility is also guaranteed by all of Mission’s subsidiaries. On April 8, 2004, the Company borrowed the $25.0 million under the loan, which amount, together with a portion of the net proceeds from the offering of the 9 7/8% Notes and $21.5 million borrowed under the senior secured revolving credit facility (as described above), was used to completely discharge all of the outstanding indebtedness under the prior revolving credit facility and term loan.
      The loan accrues interest in each monthly interest period at the rate of 30-day LIBOR plus 525 basis points per annum, payable monthly in cash. The Company may prepay the loan at any time after the date six months and one day after April 8, 2004 in whole or in part in multiples of $1 million at the prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if prepaid during each successive 12-month period beginning on April 9th of each year indicated below:

Year	Premium

2004	102%
2005	101%
2006 to maturity	100%
Provided, however, that no prepayment shall be made prior to the date six months and one day after April 8, 2004.
      The loan contains covenants that are no more restrictive than those contained in the senior secured revolving credit facility.

Redeemed 10 7/8% Notes
      In April 1997, the Company issued $100 million of 10 7/8% Notes due 2007. On May 29, 2001, the Company issued an additional $125 million of 10 7/8% Notes with identical terms to the notes issued in April 1997 at a premium of $1.9 million. The premium, shown separately on the Consolidated Balance Sheet, was amortized as a reduction of interest expense over the life of the 10 7/8% Notes so that the effective interest rate on the additional 10 7/8% Notes was 10.5%. Interest on the 10 7/8% Notes was payable semi-annually on April 1 and October 1.
      On March 28, 2003, the Company acquired, in a private transaction with various funds affiliated with Farallon Capital Management, LLC, approximately $97.6 million in principal amount of the 10 7/8% Notes for approximately $71.7 million, plus accrued interest. Including costs of the transaction and the removal

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
of $2.2 million of previously deferred financing costs related to the acquired 10 7/8% Notes, the Company recognized a $22.4 million gain on the extinguishment of the 10 7/8% Notes.
      In December 2003, February 2004 and March 2004, the Company, in three private transactions, acquired $40.0 million aggregate principal amount of the 10 7/8% Notes in exchange for an aggregate of 16.75 million shares of its common stock as summarized below:

Net Gain on
		Principal	Common	Extinguishment
Date	Note Holder	Value	Shares	of 10 7/8% Notes

December 2003	FTVIPT — Franklin Income Securities Fund and Franklin Custodian Funds — Income Series	$10 million	4.50 million	$1.1 million
February 2004	Stellar Funding, Ltd.	$15 million	6.25 million	$0.5 million
March 2004	Harbert Distressed Investment Master Fund, Ltd.	$15 million	6.00 million	$0.9 million
      On May 10, 2004, the remaining $87.4 million of 10 7/8% Notes were redeemed at a premium of approximately $1.6 million. This premium is included in the $4.1 million ($2.6 million, net of tax) net loss on extinguishment of debt reported in the three month period ended June 30, 2004.

Former Credit Facilities
      The Company was party to a $150.0 million credit facility with a syndicate of lenders. The credit facility was a revolving facility, expiring May 16, 2004, which allowed Mission to borrow, repay and re-borrow under the facility from time to time. The total amount which might be borrowed under the facility was limited by the borrowing base periodically set by the lenders based on Mission’s oil and gas reserves and other factors deemed relevant by the lenders. The facility was re-paid in full and cancelled on March 28, 2003.
      On March 28, 2003, simultaneously with the acquisition of $97.6 million in principal amount of the 10 7/8% Notes, the Company amended and restated the credit facility with new lenders, led by Farallon Energy Lending, LLC. Deferred financing costs of $947,000 relating to the previously existing facility were charged to earnings as a reduction in the gain on extinguishment of debt. Under the amended and restated facility, the Company borrowed $80.0 million, the proceeds of which were used to acquire approximately $97.6 million face amount of 10 7/8% Notes, to pay accrued interest on the 10 7/8% Notes purchased, and to pay closing costs. The amended and restated facility was cancelled in April 2004 and was replaced by the “Senior Secured Revolving Credit Facility” discussed above.

9.	Income Taxes
      Income tax expense (benefit) is summarized as follows (in thousands):

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2003	2002

Current Federal	$145	$146	$(734)
State	152	130	—
Deferred Federal	1,468	2,082	(10,846)
State	—	—	—

Total income tax expense (benefit)	$1,765	$2,358	$(11,580)

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2004 and 2003 is as follows (in thousands):

	December 31,	December 31,
	2004	2003

Federal tax net operating loss carryforwards	$32,421	$31,958
Tax credits and other carryforwards	1,053	433
Tax effect of hedging activities	3,880	2,729
State tax net operating loss carryforwards	2,770	2,901
Impairment of interest in Carpatsky	2,186	2,186
Other	2,501	1,044

Gross deferred tax asset	44,811	41,251
Less valuation allowance	(3,874)	(5,087)

Deferred income tax asset	40,937	36,164
Property, plant and equipment	(56,940)	(53,434)
Other	(356)	—

Deferred income tax liability	(57,296)	(53,434)

Net deferred income tax asset (liability)	$(16,359)	$(17,270)

      In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the recognition of future taxable income during the periods in which those temporary differences are available. Based upon projections for future state taxable income, management believes it is more likely than not that the Company will not realize a portion of its deferred tax asset related to state tax net operating loss carryforwards. In addition, management believes it is more likely than not that the Company will not realize its deferred tax asset related to the impairment of the interest in Carpatsky. Accordingly, a valuation allowance has been recorded in the amount of $3.9 million and $5.1 million for the years ending December 31, 2004 and 2003, respectively.
      A tax benefit related to the cumulative effect of a change in accounting method of $0.9 million has been recorded and shown as part of the cumulative effect on the consolidated statements of operations in 2003.
      A tax benefit related to the exercise of employee stock options of approximately $1,206,000 was allocated directly to additional paid-in capital in 2004. Such benefit was not material in 2003 and 2002.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      Total income tax differs from the amount computed by applying the federal income tax rate to income before income taxes, minority interest, and cumulative adjustment. The reasons for the differences are as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2003	2002

Statutory federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in tax rate resulting from:
State income taxes, net of federal benefit	25.5%	5.0%	2.0%
Change in state tax NOL valuation allowance	(23.0)%	(3.7)%	(2.0)%
Non-deductible goodwill amort/impairment	—	—	(11.7)%
Other	(0.1)%	0.2%	(0.2)%

	37.4%	36.5%	23.1%

      As previously described, on December 17, 2003, the Company issued 4.5 million shares of common stock in exchange for the surrender of $10 million of our 10 7/8% Notes due 2007. As a result of this transaction, management believes that the Company has experienced an “ownership change” as defined in Section 382 of the Internal Revenue Code, which could result in the imposition of significant limitations on the future use of the Company’s existing net operating loss and tax credit carryforwards in the future. As of December 31, 2004, management believes that the limitations imposed by Section 382 will not result in the Company being unable to fully utilize its net operating loss and tax credit carryforwards to offset future taxable income and related tax liabilities.
      At December 31, 2004, the Company had federal regular tax net operating loss carryforwards of approximately $92.6 million, which will expire in future years beginning in 2009 and ending in 2022 as shown below.

(In thousands)
2009	$804
2010	96
2011	878
Thereafter	90,854

Total	$92,632

10.	Commitments and Contingencies

Lease Commitments
      The Company leases office space for the corporate office in downtown Houston, Texas. Small field offices are leased in Giddings, Texas, Eunice, New Mexico and Lafayette, Louisiana. At December 31, 2004, the minimum future payments under the terms of the Company’s office space operating leases are as follows:

Year Ended December 31
($ In thousands)
2005	658
2006	658
2007	—
2008	—
2009	—

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
      Rent expense was approximately $721,000, $700,000, and $685,000 in 2004, 2003 and 2002, respectively.

Contingencies
      The Company is involved in litigation relating to claims arising out of its operations in the normal course of business, including workmen’s compensation claims, tort claims and contractual disputes. Some of the existing known claims against the Company are covered by insurance subject to limits of such policies and the payment of deductible amounts. Management believes that the ultimate disposition of uninsured or unindemnified matters resulting from existing litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.
      A dispute between the Minerals Management Service (“MMS”) and the Company concerning the appropriate expenses to be used in calculating royalties was resolved in the third quarter of 2002. The Company agreed to pay the MMS approximately $170,000, which was less than the $1.9 million reserve previously classified as other liabilities on the Balance Sheet. The Company had reserved an amount each month assuming that the entire expense tariff being deducted could be disallowed by the MMS. The Company was able to resolve the dispute on more favorable terms, resulting in a $1.7 million gain that is included in interest and other income on the Consolidated Statement of Operations during the year ended December 31, 2002.
      In early 2002, Mission settled for $98,000 Garza Energy Trust, et al. v. Coastal Oil and Gas Corporation, et al. Mission had accrued $250,000 for the judgment in 2001, but later arrived at this more favorable settlement.
      The Company routinely obtains bonds to cover its obligations to plug and abandon oil and gas wells. In instances where the Company purchases or sells oil and gas properties, the parties to the transaction routinely include an agreement as to who will be responsible for plugging and abandoning any wells on the property and restoring the surface. In those cases, the Company will obtain new bonds or release old bonds regarding its plugging and abandonment exposure based on the terms of the purchase and sale agreement. However, if a party to the purchase and sale agreement defaults on its obligations to obtain a bond or otherwise plug and abandon a well or restore the surface or if that party becomes bankrupt, the landowner, and in some cases the state or federal regulatory authority, may assert that the Company is obligated to plug the well since it is in the “chain of title”. The Company has been notified of such claims from landowners and the State of Louisiana and is vigorously asserting its rights under the applicable purchase and sale agreements to avoid this liability. As of December 31, 2004, the Company has accrued a liability for approximately $137,000 for the abandonment and cleanup of the Bayou Ferblanc field and a $370,000 liability for its proposal to settle on abandonment issues at the West Lake Ponchartrain field.

11.	Restructuring
      In the latter half of 2002, Mission’s Chief Executive Officer, Chief Financial Officer and Senior Vice President-Finance, left the Company to pursue other activities. This resulted in a charge of approximately $3.3 million, which is reflected in general and administrative expenses. As a condition to the separation agreements, the Company signed agreements with the former Chief Executive Officer and the former Chief Financial Officer to provide consulting services as needed over a 12-month period, the cost of which is amortized to expense over the period.

12.	Guarantees
      In 1993 and 1996 the Company entered into agreements with surety companies and with Torch Energy Advisors Incorporated (“Torch”) and Nuevo Energy Company (“Nuevo”) whereby the surety

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
companies agreed to issue such bonds to the Company, Torch and/or Nuevo. However, Torch, Nuevo and the Company agreed to be jointly and severally liable to the surety company for any liabilities arising under any bonds issued to the Company, Torch and/or Nuevo. Torch currently has no bonds outstanding pursuant to these agreements and Nuevo has issued approximately $34.3 million of bonds. The Company has notified the sureties that it will not be responsible for any new bonds issued to Torch or Nuevo. However, the sureties are permitted under these agreements to seek reimbursement from the Company, as well and from Torch and Nuevo, if the surety makes any payments under the bonds issued to Torch and Nuevo. Effective May 17, 2004, Plains Exploration and Production Company acquired Nuevo Energy Company.
      The Company’s subsidiaries, Mission E&P Limited Partnership, Mission Holdings LLC and Black Hawk Oil Company are guarantors under the Senior Secured Revolving Credit Facility, the Second Lien Term Loan and the indenture for the 9 7/8 Notes.

13.	Supplemental Guarantor Information — UNAUDITED
      Mission E&P Limited Partnership, Mission Holdings LLC and Black Hawk Oil Company, all subsidiaries of Mission Resources Corporation (collectively, the “Guarantor Subsidiaries”) are guarantors under the senior secured revolving credit facility, the second lien term loan and the indenture for the 9 7/8% Notes. The Company does not believe that separate financial statements and other disclosures concerning the Guarantor Subsidiaries would provide any additional information that would be material to investors in making an investment decision.
CONDENSED CONSOLIDATING BALANCE SHEETS — UNAUDITED
As of December 31, 2004

	Mission	Guarantor
	Resources	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Total current assets	$23,288	$5,498	$—	$28,786
Net property, plant and equipment	206,492	131,435	—	337,927
Net leasehold, furniture and equipment	2,754	25	—	2,779
Investment in subsidiaries	149,260	143,970	(293,230)	—
Total other assets	8,411	—	—	8,411

Total assets	$390,205	$280,928	$(293,230)	$377,903

Total current liabilities	$35,772	$3,275	$—	$39,047
Long-term debt	170,000	—	—	170,000
Deferred taxes	(45,341)	65,344	—	20,003
Other long-term liabilities	1,482	—	—	1,482
Intercompany	68,041	(68,041)	—	—
Asset retirement obligation, excluding current portion	28,720	6,646	—	35,366
Total stockholders’ equity	131,531	273,704	(293,230)	112,005

Total liabilities and stockholders’ equity	$390,205	$280,928	$(293,230)	$377,903

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING INCOME STATEMENTS — UNAUDITED
For the Twelve Months Ended December 31, 2004

	Mission	Guarantor
	Resources	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Revenues	$80,216	$45,424	$—	$125,640
Equity in earnings from subsidiaries	3,163	—	(3,163)	—
Expenses	86,843	34,083	—	120,926

Net earnings (loss) before income taxes	(3,464)	11,341	(3,163)	4,714
Income taxes	(6,413)	8,178	—	1,765

Net earnings (loss)	$2,949	$3,163	$(3,163)	$2,949

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — UNAUDITED
For the Twelve Months Ended December 31, 2004

	Mission	Guarantor
	Resources	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$2,949	$3,163	$(3,163)	$2,949
Non-cash adjustments	37,217	15,173	3,163	55,553
Changes in assets and liabilities	(14,980)	15,156	—	176

Net cash provided by operating activities	25,186	33,492	—	58,678

Cash flows from investing activities:
Net property, plant and equipment	(40,434)	(33,444)	—	(73,878)
Leasehold, furniture and equipment	(1,159)	(46)	—	(1,205)
Other	178	—	—	178

Net cash used in investing activities	(41,415)	(33,490)	—	(74,905)

Cash flows from financing activities:
Proceeds from borrowings	201,500	—	—	201,500
Repayment borrowings	(200,511)	—	—	(200,511)
Stock issuance costs, net of proceeds	1,463	—	—	1,463
Financing costs	(7,361)	—	—	(7,361)
Restricted cash held for investments	24,877	—	—	24,877

Net cash provided by financing activities	19,968	—	—	19,968
Net increase (decrease) in cash and cash equivalents	3,739	2	—	3,741
Cash and cash equivalents at beginning of period	2,236	(2)	—	2,234

Cash and cash equivalents at end of period	$5,975	$—	$—	$5,975

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEETS — UNAUDITED
As of December 31, 2003

	Mission	Guarantor
	Resources	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Total current assets	$40,557	$6,897	—	$47,454
Net property, plant and equipment	188,964	113,164	—	302,128
Net leasehold, furniture and equipment	2,361	(21)	—	2,340
Investment in subsidiaries	146,097	143,970	$(290,067)	—
Total other assets	5,404	—	—	5,404

Total assets	$383,383	$264,010	$(290,067)	$357,326

Total current liabilities	$30,185	$992	—	$31,177
Long-term debt	198,496	—	—	198,496
Deferred taxes	(37,034)	57,380	—	20,346
Other long-term liabilities	210	—	—	210
Intercompany	73,969	(73,969)	—	—
Asset retirement obligation, excluding current portion	23,093	9,064	—	32,157
Total stockholders’ equity	94,464	270,543	$(290,067)	74,940

Total liabilities and stockholders’ equity	$383,383	$264,010	$(290,067)	$357,326

CONDENSED CONSOLIDATING INCOME STATEMENTS — UNAUDITED
For the Twelve Months Ended December 31, 2003

	Mission	Guarantor
	Resources	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Revenues	$76,599	$47,375	$—	$123,974
Equity in earnings from subsidiaries	(2,363)	—	2,363	—
Expenses	69,265	48,248	—	117,513

Net earnings (loss) before income taxes	4,971	(873)	2,363	6,461
Income taxes	1,402	956	—	2,358
Cumulative effect of change in accounting method	1,202	534	—	1,736

Net earnings (loss)	$2,367	$(2,363)	$2,363	$2,367

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — UNAUDITED
For the Twelve Months Ended December 31, 2003

	Mission	Guarantor
	Resources	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$2,367	$(2,363)	$2,363	$2,367
Non-cash adjustments	(3,357)	26,214	(2,363)	20,494
Changes in assets and liabilities	57,868	(61,840)	—	(3,972)

Net cash provided by operating activities	56,878	(37,989)	—	18,889

Cash flows from investing activities:
Net property, plant and equipment	(44,271)	37,898	—	(6,373)
Leasehold, furniture and equipment	(1,019)	89	—	(930)
Other	850	—	—	850

Net cash used in investing activities	(44,440)	37,987	—	(6,453)

Cash flows from financing activities:
Proceeds from borrowings	80,000	—	—	80,000
Repayment borrowings	(71,700)	—	—	(71,700)
Stock issuance costs, net of proceeds	4	—	—	4
Financing costs	(4,976)	—	—	(4,976)
Restricted cash held for investments	(24,877)	—	—	(24,877)

Net cash provided by financing activities	(21,549)	—	—	(21,549)
Net increase (decrease) in cash and cash equivalents	(9,111)	(2)	—	(9,113)
Cash and cash equivalents at beginning of period	11,347	—	—	11,347

Cash and cash equivalents at end of period	$2,236	$(2)	$—	$2,234

CONDENSED CONSOLIDATING INCOME STATEMENTS — UNAUDITED
For the Twelve Months Ended December 31, 2002

	Mission	Guarantor
	Resources	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Revenues	$49,642	$55,822	$—	$105,464
Equity in earnings from subsidiaries	(13,868)	—	13,868	—
Expenses	87,354	68,174	—	155,528

Net earnings (loss) before income taxes	(51,580)	(12,352)	13,868	(50,064)
Income taxes	(13,096)	1,516	—	(11,580)

Net earnings (loss)	$(38,484)	$(13,868)	$13,868	$(38,484)

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS — UNAUDITED
For the Twelve Months Ended December 31, 2002

	Mission	Guarantor
	Resources	Subsidiaries	Eliminations	Consolidated

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(38,484)	$(13,868)	$13,868	$(38,484)
Non-cash adjustments	53,573	19,670	(13,868)	59,375
Changes in assets and liabilities	23,626	(37,295)	—	(13,669)

Net cash provided by operating activities	38,715	(31,493)	—	7,222

Cash flows from investing activities:
Net property, plant and equipment	7,497	31,460	—	38,957
Leasehold, furniture and equipment	(231)	33	—	(198)
Other	—	—	—	—

Net cash used in investing activities	7,266	31,493	—	38,759

Cash flows from financing activities:
Proceeds from borrowings	21,000	—	—	21,000
Repayment borrowings	(56,000)	—	—	(56,000)
Stock issuance costs, net of proceeds	—	—	—	—
Financing costs	(237)	—	—	(237)
Restricted cash held for investments	—	—	—	—

Net cash provided by financing activities	(35,237)	—	—	(35,237)
Net increase (decrease) in cash and cash equivalents	10,744	—	—	10,744
Cash and cash equivalents at beginning of period	603	—	—	603

Cash and cash equivalents at end of period	$11,347	$—	$—	$11,347

14.	Selected Quarterly Financial Data (amounts in thousands, except per share data) (Unaudited):

	Quarter Ended

	December 31,	September 30,	June 30,	March 31,
	2004	2004	2004	2004

Revenues	$34,026	$35,028	$27,175	$29,411
Operating income (loss)	$4,526	$1,365	$(1,743)	$566
Net income (loss)	$2,827	$868	$(1,106)	$360
Income (loss) per common share	$0.07	$0.02	$(0.03)	$0.01
Income (loss) per common share — diluted	$0.06	$0.02	$(0.03)	$0.01

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)

	Quarter Ended

	December 31,	September 30,	June 30,	March 31,
	2003	2003	2003	2003

Revenues	$26,461	$24,241	$24,625	$48,647
Operating income (loss)	$(2,174)	$(5,841)	$(4,532)	$19,008
Net income (loss)	$(1,503)	$(3,803)	$(2,946)	$10,619
Income (loss) per common share	$(0.06)	$(0.16)	$(0.13)	$0.45
Income (loss) per common share — diluted	$(0.06)	$(0.16)	$(0.13)	$0.45
      The loss in the second quarter of 2004 was attributable to a $2.6 million expense ($1.7 million, net of taxes) from the extinguishment of debt.
      The income in the first quarter of 2003 includes the $22.4 million gain on the extinguishment of debt related to the purchase and retirement of $97.6 million principal amount 10 7/8% senior subordinated notes due 2007.

15.	Supplemental Information — (Unaudited)

Oil and Gas Producing Activities:
      Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. Reserve quantities and future production are based primarily upon reserve reports prepared by the independent petroleum engineering firms. The reserve report for the years ended December 31, 2004, 2003 and 2002 were prepared by Netherland Sewell & Associates, Inc.
      Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids were made in accordance with SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.” The estimates are based on prices at year-end. Estimated future cash inflows are reduced by estimated future development costs (including future abandonment and dismantlement), and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Tax expense is calculated by applying the existing statutory tax rates, including any known future changes, to the pre-tax net cash flows, less depreciation of the tax basis of the properties and depletion allowances applicable to the gas, oil, condensate and NGL production. The impact of the net operating loss is considered in calculation of tax expense. The results of these disclosures should not be construed to represent the fair market value of the Company’s oil and gas properties. A market value determination would include many additional factors including:

1)	anticipated future increases or decreases in oil and gas prices and production and development costs;

2)	an allowance for return on investment;

3)	the value of additional reserves not considered proved at the present, which may be recovered as a result of further exploration and development activities; and

4)	other business risks.

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Costs incurred (in thousands):

	Year Ended December 31,

	2004	2003	2002

Property acquisition:
Proved properties	$38,553	$1,570	$850
Unproved properties	2,935	1,269	—
Exploration	8,633	4,311	1,337
Asset retirement	18,034	10,987	—
Development:
Proved developed properties	24,536	13,832	16,377
Proved undeveloped properties	12,251	13,481	2,876

	$104,942	$45,450	$21,440

Capitalized costs (in thousands):

	Year Ended December 31,

	2004	2003

Proved properties	$882,289	$799,777
Unproved properties	8,858	6,123
Asset retirement cost	18,034	10,987

Total capitalized costs	909,181	816,887
Accumulated depreciation, depletion, amortization and impairment	(571,254)	(514,759)

Net capitalized costs	$337,927	$302,128

Results of operations for producing activities (in thousands):

	Year Ended
	December 31,

	2004	2003

Revenues from oil and gas producing activities	$128,707	$99,357
Production costs	38,029	40,515
Transportation costs	346	349
Asset retirement accretion expense	1,202	1,263
Income tax	16,793	6,555
Depreciation, depletion and amortization	44,229	38,501

Results of operations from producing activities (excluding corporate overhead and interest costs)	$28,108	$12,174

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)

Proved and Proved Developed Reserves
      The Company’s estimated total proved and proved developed reserves of oil and gas are as follows:

	Year Ended
	December 31, 2004

	Oil	NGL	Gas
	(MBBL)	(MBBL)	(MMCF)

Proved reserves at beginning of year	13,724	1,734	85,106
Revisions of previous estimates	1,154	313	(8,703)
Extensions and discoveries	1,252	2,326	14,624
Production	(1,647)	(308)	(12,367)
Sales of reserves in-place	(412)	—	(1,441)
Purchase of reserves in-place	903	3,116	15,905

Proved reserves at end of year	14,974	7,181	93,124

Proved developed reserves —
Beginning of year	11,502	1,642	54,204

End of year	13,053	5,117	68,510

	Year Ended
	December 31, 2003

	Oil	NGL	Gas
	(MBBL)	(MBBL)	(MMCF)

Proved reserves at beginning of year	22,605	2,004	81,491
Revisions of previous estimates	10	(193)	4,642
Extensions and discoveries	1,310	47	14,819
Production	(2,098)	(107)	(9,675)
Sales of reserves in-place	(8,103)	(17)	(6,692)
Purchase of reserves in-place	—	—	521

Proved reserves at end of year	13,724	1,734	85,106

Proved developed reserves —
Beginning of year	18,581	1,869	53,708

End of year	11,502	1,642	54,204

MISSION RESOURCES CORPORATION
Notes to Consolidated Financial Statements — (Continued)

	Year Ended
	December 31, 2002

	Oil	NGL	Gas
	(MBBL)	(MBBL)	(MMCF)

Proved reserves at beginning of year	39,538	2,060	154,082
Revisions of previous estimates	(1,915)	251	(42,426)
Extensions and discoveries	227	—	537
Production	(3,157)	(266)	(12,524)
Sales of reserves in-place	(12,093)	(41)	(18,178)
Purchase of reserves in-place	5	—	—

Proved reserves at end of year	22,605	2,004	81,491

Proved developed reserves —
Beginning of year	31,902	1,924	97,984

End of year	18,581	1,869	53,708

Discounted future net cash flows
      The standardized measure of discounted future net cash flows and changes therein related to proved oil and gas reserves are shown below (in thousands):

	Year Ended	Year Ended	Year Ended
	December 31, 2004	December 31, 2003	December 31, 2002

Future cash flow	$1,407,517	$978,315	$1,075,050
Future production costs	(492,122)	(315,850)	(405,251)
Future income taxes	(200,100)	(135,803)	(125,094)
Future development costs	(120,161)	(74,090)	(74,034)

Future net cash flows	595,134	452,572	470,671
10% discount factor	(274,325)	(177,984)	(214,843)

Standardized future net cash flows	$320,809	$274,588	$255,828

(b) Pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
      The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Petrohawk and Mission may have appeared had the businesses actually been combined as of December 31, 2004 (with respect to the balance sheet information using currently available fair value information) or as of January 1, 2004 (with respect to statements of operations information). The unaudited pro forma condensed combined financial information shows the impact of the merger of Petrohawk and Mission on the historical financial position and results of operations under the purchase method of accounting with Petrohawk treated as the acquirer. Under this method of accounting, the assets and liabilities of Mission are recorded by Petrohawk at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Petrohawk on a pro forma basis, taking into account Petrohawk’s February 25, 2005 disposition of certain royalty interest properties and acquisition of Proton Oil & Gas Corporation, with Mission as of and for the year ended December 31, 2004. The unaudited pro forma condensed combined balance sheet as of December 31, 2004 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of operations gives effect to the merger with Mission, as if it had been completed on January 1, 2004.
      The merger agreement was executed on April 3, 2005 and provides for Petrohawk to issue approximately 19.234 million shares of common stock and $135.4 million in cash as consideration to Mission common stockholders (in each case subject to upward adjustment in the event that any shares of Mission common stock are issued in accordance with the merger agreement pursuant to the exercise of Mission stock options or otherwise). The unaudited pro forma condensed combined financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of Petrohawk, which are included in Petrohawk’s annual report on Form 10-K filed on March 31, 2005, and of Mission, which are included in Item 9.01(a) of this Current Report on Form 8-K.
      The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon the effective time of the merger.

Petrohawk Energy Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2004

					Petrohawk
	Petrohawk	Mission	Merger		Pro Forma
	Pro Forma	Historical	Adjustments		Combined

	(In thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$6,306	$5,975	$135,000	(3)	$6,631
			(135,000	)(3)
			(5,650	)(3)
Accounts receivable
Oil and natural gas sales	23,939	12,175	—		36,114
Other	974	4,953	—		5,927
Receivables from price risk management activities	5,092	—	—		5,092
Prepaid expenses and other	2,428	5,683			8,111

Total Current Assets	38,739	28,786	(5,650)		61,875

Property and Equipment, at cost
Oil and gas properties, full cost method
Subject to amortization	457,303	900,323	(900,323	)(2)	881,303
			424,000	(2)
Unevaluated properties, not subject to amortization	74,775	8,858	(8,858	)(2)	224,775
			150,000	(2)
Other property and equipment	2,765	5,610			8,375

	534,843	914,791	(335,181)		1,114,453
Less depreciation, depletion and amortization	(49,674)	(574,085)	574,085	(2)	(49,674)

	485,169	340,706	238,904		1,064,779

Goodwill	—	—	173,681	(2)	173,681
Other Assets	12,012	8,411	(7,560	)(3)	16,913
			4,050

Total Assets	$535,920	$377,903	$403,425		$1,317,248

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other	$21,800	$9,470	$—		$31,270
Commodity hedging contracts	1,990	10,477	—		12,467
Current portion of long-term debt	500	—	—		500
Other accrued liabilities	5,137	19,100	—		24,237

Total Current Liabilities	29,427	39,047			68,474

Long-Term Debt	128,000	15,000	(15,000	)(3)	168,000
			40,000	(3)
Subordinated Note Payable	35,000	—	—		35,000
Term Loan B	49,500	25,000	(25,000	)(3)	49,500
Senior 9 7/8 Notes	—	130,000	—		130,000
New Debt	—	—	135,000	(3)	135,000
Asset Retirement Obligation	13,235	35,366	—		48,601
Deferred Tax Liability	25,950	20,003	(20,003	)(4)	188,950
			163,000	(4)
Other	7,716	1,482	—		9,198
Stockholders’ Equity:
Preferred stock	1	—	—		1
Common stock	40	418	(418	)(3)	59
			19	(3)
Additional Paid-In Capital	262,046	208,740	(208,740	)(3)	499,460
			206,362	(3)
			31,052
Treasury stock	(36)	(1,937)	1,937	(3)	(36)
Accumulated other comprehensive income	—	(7,933)	7,933	(1)	—
Accumulated deficit	(14,959)	(87,283)	87,283	(3)	(14,959)

	247,092	112,005	125,428		484,525

Total Liabilities and Stockholders’ Equity	$535,920	$377,903	$403,425		$1,317,248

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Petrohawk Energy Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2004

					Petrohawk
	Petrohawk	Mission	Merger		Pro Forma
	Pro Forma	Historical	Adjustments(7)		Combined

	(In thousands)
Revenues:
Oil and natural gas	$121,952	$128,707	$20,656	(1)	$271,315
Field services and other	446	—	—		446

Total revenue	122,398	128,707	20,656		271,761

Costs and Expenses:
Production:
Lease operations	32,833	29,060	—		61,893
Production, severance and ad valorem taxes	808	9,400	—		10,208
Gathering, transportation and other	—	346	—		346
Field services	168	—	—		168
General and administrative	11,829	12,751	—		24,580
Stock-based compensation	3,529	4,120	—		7,649
Depreciation, depletion and amortization	37,252	44,229	(81,481	)(2)	78,948
			78,948	(2)
Accretion of asset retirement obligations	611	1,202	—		1,813
Other	491	—	—		491

Total costs and expenses	87,521	101,108	(2,533)		186,096

Income From Operations	34,877	27,599	23,189		85,665

Other Income (Expense):
Net gain (loss) on mark-to-market derivative contracts	4,000	—	(23,940	)(1)	(19,940)
Equity income of non-affiliates	85	—	—		85
Investment income	20	—	—		20
Interest expense	(10,146)	(19,818)	19,818	(5)	(34,027)
			(23,881	)(5)
Interest income and other	249	(3,067)	—		(2,818)

Total other income (expense)	(5,792)	(22,885)	(28,003)		(56,680)

Income Before Income Tax	29,085	4,714	(4,814)		28,985
Income Tax Provision	(14,138)	(1,765)	15,903	(6)	(10,913)
			(10,913	)(6)

Net Income	14,947	2,949	176		18,072

Preferred Dividends	(445)	—	—		(445)

Net Income Applicable to Common Stockholders	$14,502	$2,949	$176		$17,627

Basic Net Income Per Common Share	$1.34				$0.59
Diluted Net Income Per Common Share	$0.63				$0.40
Weighted Average Shares Outstanding:
Basic	10,809		19,234	(3)	30,043
Fully Diluted	23,854		21,604	(3)	45,458
See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Data
      The unaudited “Petrohawk Pro Forma” financial data has been prepared to give effect to Petrohawk’s acquisition of Proton and disposition of certain royalty interests. Information under the heading “Merger Adjustments” gives effect to the adjustments related to the acquisition of Mission. The unaudited pro forma consolidated statements are not necessarily indicative of the results of Petrohawk’s future operations.

(1)	To reflect Petrohawk’s recognition of mark-to-market losses associated with derivative liabilities assumed in the merger with Mission. As a result of the business combination, Mission’s costless collars will not qualify for hedge accounting treatment, and, as a result, Petrohawk will continue to recognize mark-to-market gains and losses in future earnings until the collars mature.

(2)	To record the preliminary purchase price allocation to evaluated and unevaluated property and goodwill. These adjustments also adjust depreciation, depletion and amortization expense to give effect to the purchase price allocation using the unit of production method under the full cost method of accounting.

(3)	To record the retirement and issuance of debt and equity instruments, and related costs, in connection with the merger.

(4)	To record the deferred tax position of the combined company, inclusive of the deferred tax gross-up in connection with the merger.

(5)	To adjust interest expense to give effect to the anticipated financing activities in connection with the merger.

(6)	To record income tax expense on the combined company results of operations based on a 37.65% combined federal and state tax rate.

(7)	Mission Resources will incur approximately $15.0 million in transaction costs. These costs consist of accounting, consulting and legal fees in addition to costs associated with employee severance. These costs are directly attributable to the transaction and have been excluded from the pro forma financial statements as they represent material nonrecurring charges.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
      The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Petrohawk may have appeared on December 31, 2004 (with respect to the balance sheet information using currently available fair value information) or as of January 1, 2004 (with respect to the statements of operation information). The unaudited pro forma condensed combined financial information combines the historical financial information of Petrohawk on a pro forma basis, taking into account Petrohawk’s November 23, 2004 acquisition of Wynn-Crosby, the February 25, 2005 disposition of certain royalty interest properties and acquisition of Proton Oil & Gas Corporation as of and for the year ended December 31, 2004.
      The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of Petrohawk Energy Corporation had the impact of these transactions actually been reflected in the results of operations and had the impact of possible revenue enhancements and expense efficiencies, among other factors, been considered.

Petrohawk Energy Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2004

					Proton
	Petrohawk	Royalty		Proton	PPA		Petrohawk
	Historical	Sale		Historical	Adjustment		Pro Forma

	(In thousands)
ASSETS
Current Assets
Cash and cash equivalents	$5,660	$—		$646	$—		$6,306
Accounts receivable
Oil and natural gas sales	22,481	—		1,458	—		23,939
Other	670	—		304	—		974
Receivables from price risk management activities	4,973	—		—	119	(2)	5,092
Prepaid expenses and other	2,238	—		190	—		2,428

Total Current Assets	36,022	—		2,598	119		38,739

Property and Equipment, at cost
Oil and gas properties, full cost method
Subject to amortization	484,233	(80,000	)(1)	23,579	(23,579	)(3)	457,303
					35,639	(3)
					17,431	(3)
Unevaluated properties, not subject to amortization	48,841	—		—	17,415	(3)	74,775
					8,519	(3)
Other Property and Equipment	2,765	—		—	—		2,765

	535,839	(80,000)		23,579	55,425		534,843
Less depreciation, depletion and amortization	(49,674)	—		(2,536)	2,536	(3)	(49,674)

	486,165	(80,000)		21,043	57,961		485,169

Other Assets	12,012	—		—	—		12,012

Total Assets	$534,199	$(80,000)		$23,641	$58,080		$535,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other	$20,399	$—		$1,401	$—		$21,800
Commodity hedging contracts	1,990	—		—	—		1,990
Current portion of long-term debt	500	—		—	—		500
Other accrued liabilities	4,276	—		861	—		5,137

Total Current Liabilities	27,165	—		2,262	—		29,427

Long-Term Debt	155,000	(80,000	)(1)	8,550	44,450	(4)	128,000
Subordinated Note Payable	35,000	—		—	—		35,000
Term Loan B	49,500	—		—	—		49,500
Asset Retirement Obligation	12,726	—		509	—		13,235
Deferred Tax Liability	—	—		1,705	(1,705	)(3)	25,950
					25,950	(3)
Other	7,716	—		—	—		7,716
Stockholders’ Equity
Preferred stock	1	—		—	—		1
Common stock	40	—		8	(8	)(4)	40
Additional paid-in capital	262,046	—		8,138	(8,138	)(4)	262,046
Treasury stock	(36)	—		(53)	53	(4)	(36)
Accumulated other comprehensive income	—	—		—	—		—
Accumulated deficit	(14,959)	—		2,522	(2,522	)(4)	(14,959)

	247,092	—		10,615	(10,615)		247,092

Total Liabilities and Stockholders’ Equity	$534,199	$(80,000)		$23,641	$58,080		$535,920

See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Petrohawk Energy Corporation
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2004

			Petrohawk/
	Petrohawk	Wynn-Crosby	Wynn-Crosby	Royalty	Proton	Proton		Petrohawk
	Historical	Adjustment(7)	Pro Forma	Sale(1)	Historical	PPA Adjustment		Pro Forma

	(In thousands)
Revenues:
Oil and natural gas	$33,229	$92,313	$125,542	$(11,230)	$7,640	$—		$121,952
Field services and other	348	98	446	—	—	—		446

Total revenue	33,577	92,411	125,988	(11,230)	7,640	—		122,398

Costs and Expenses:
Production:
Lease operations	5,692	25,286	30,978	—	1,855	—		32,833
Production, severance and ad valorem taxes	2,319	(1,124)	1,195	(922)	535	—		808
Gathering, transportation and other	—	—	—	—	—	—		—
Field services	168	—	168	—	—	—		168
General and administrative	7,802	3,137	10,939	—	890	—		11,829
Stock-based compensation	3,529	—	3,529	—	—	—		3,529
Depreciation, depletion and amortization	9,231	28,843	38,074	(3,292)	1,102	(1,102	)(3)	37,252
						2,470	(3)
Accretion of asset retirement obligations	137	456	593	—	18	—		611
Other	—	491	491	—	—	—		491

Total costs and expenses	28,878	57,089	85,967	(4,214)	4,400	1,368		87,521

Income From Operations	4,699	35,322	40,021	(7,016)	3,240	(1,368)		34,877

Other Income (Expense):
Net gain on mark-to-market derivative contracts	7,441	(3,524)	3,917	—	83	—		4,000
Equity income of non-affiliates	—	85	85	—	—	—		85
Investment income	—	20	20	—	—	—		20
Interest expense	(3,178)	(7,816)	(10,994)	2,512	(292)	292	(5)	(10,146)
						(1,664	)(5)
Interest income and other	284	(48)	236	—	13	—		249

Total other income (expense)	4,547	(11,283)	(6,736)	2,512	(196)	(1,372)		(5,792)

Income Before Income Tax	9,246	24,039	33,285	(4,504)	3,044	(2,740)		29,085

Income Tax Provision	(1,129)	(11,403)	(12,532)	(460)	(1,035)	1,035	(6)	(14,138)
						(1,146	)(6)

Net Income	8,117	12,636	20,753	(4,964)	2,009	(2,851)		14,947

Preferred Dividends	(445)	—	(445)	—	—	—		(445)

Net Income Applicable to Common Stockholders	$7,672	$12,636	$20,308	$(4,964)	$2,009	$(2,851)		$14,502

Basic Net Income Per Common Share			$1.88					$1.34
Diluted Net Income Per Common Share			$0.87					$0.63
Weighted Average Shares Outstanding:
Basic			10,809					10,809
Fully Diluted			23,854					23,854
See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Data
      The unaudited pro forma financial data has been prepared to give effect to Petrohawk’s disposition of certain royalty interests and acquisition of Proton Oil & Gas Corporation. The unaudited pro forma consolidated statements are not necessarily indicative of the results of Petrohawk’s future operations.

(1)	To adjust for the disposition of royalty properties in the amount of $80 million and repayment of debt with the sales proceeds.

(2)	Represents the estimated fair value of assets and liabilities assumed by Petrohawk from Proton in connection with the acquisition.

(3)	To record the preliminary purchase price allocation to evaluated and unevaluated property. These adjustments also adjust depreciation, depletion and amortization expense to give effect to the purchase price allocation using the unit of production method under the full cost method of accounting.

(4)	To record the issuance of debt and elimination of Proton’s stockholders’ equity in connection with the acquisition.

(5)	To adjust interest expense to give effect to the financing activities in connection with the acquisition.

(6)	To record income tax expense on the combined company results of operations based on a 37.65% combined federal and state tax rate.

(7)	Represents the results of operations for the period from January 1, 2004 to November 22, 2004.

(c) Exhibits.

     2.1 Agreement and Plan of Merger, dated April 3, 2005, by and among Petrohawk, Petrohawk Acquisition Corporation, and Mission, as amended (incorporated herein by reference to Annex A of Petrohawk’s Registration Statement on Form S-4, filed on April 28, 2005).

     23.1 Consent of KPMG LLP.

     23.2 Consent of Netherland Sewell & Associates, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned who is duly authorized.

PETROHAWK ENERGY CORPORATION
Date: May 11, 2004	By:	/s/ Shane M. Bayless
Shane M. Bayless
Vice President-Chief Financial Officer and Treasurer

Exhibit Index

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated April 3, 2005, by and among Petrohawk, Petrohawk Acquisition Corporation, and Mission, as amended (incorporated herein by reference to Annex A of Petrohawk’s Registration Statement on Form S-4, filed on April 28, 2005).
23.1	Consent of KPMG LLP.
23.2	Consent of Netherland Sewell & Associates, Inc.